Exhibit 10.1

GREAT ELM CAPITAL MANAGEMENT, INC.

AMENDED AND RESTATED PERFORMANCE BONUS PLAN

FEBRUARY 6, 2019

1.

EFFECTIVE DATE AND PURPOSE. Great Elm Capital Management, Inc., a Delaware corporation (“GECM”) originally entered into the Great Elm Capital Management Performance Bonus Plan effective September 18, 2017 and amended such plan on March 15, 2018 (the “Prior Plan”). GECM hereby amends and restates the Prior Plan in its entirety, effective as of the date hereof, pursuant to this Amended and Restated Performance Bonus Plan (as amended from time to time, this “Plan”). The purpose of the Plan is to motivate Eligible Employees to achieve GECM’s objectives. This Plan and each Award Opportunity granted hereunder shall be subject to the terms and conditions set forth below. Capitalized terms used herein without definition shall have the respective meanings given to them in Section 22.

2.

PLAN ADMINISTRATION. The board of directors of GECM (the “Board”), in consultation with the Compensation Committee (the “Compensation Committee”) of the board of directors of Great Elm Capital Group, Inc. and its counsel and compensation consultants (if any), shall be responsible for administration of the Plan. Subject to approval and authorization by the stockholders of GECM, the Board is authorized to interpret the Plan, to prescribe, amend and rescind regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Eligible Employees, Beneficiaries and all other persons who have or claim an interest herein.

3.

PERFORMANCE AWARD POOL. The Board shall set the Performance Goals for each Performance Period. The Performance Goals for the Initial Performance Period shall be EBITDA, and the Performance Goals for all subsequent Performance Periods may be EBITDA or another performance metric, as determined by the Board.

3.1

Performance Goals and Targets. The annual EBITDA Target is $4,500,000 for the Initial Performance Period. The Board shall determine the EBITDA Target (if applicable) or the target for any other Performance Goals, which may be zero, for subsequent Performance Periods (if applicable) in its sole and absolute discretion. Any calculation of adjustments of the EBITDA Target by the Board in accordance with the terms hereof shall be final, binding and conclusive. The EBITDA Target shall be pro-rated for any partial years.

3.2

Minimum Achievement. If EBITDA for the Initial Performance Period is less than eighty percent of the EBITDA Target for such Performance Period, no amounts shall be payable hereunder. If EBITDA for a the Initial Performance Period is equal to eighty percent of the EBITDA Target for such Performance Period, then the Step-In Percentage multiplied by the Target Award shall be payable under this Plan with respect to each Award Opportunity for the Initial Performance Period.

3.3

Less Than Target Achievement. If EBITDA for the Initial Performance Period is greater than eighty percent of the EBITDA Target for such Performance Period but less than the EBITDA Target for such Performance Period, then the Base Percentage multiplied by the Target Award shall be payable under this Plan with respect to each Award Opportunity for the Initial Performance Period.

3.4

Target Achievement. If EBITDA for the Initial Performance Period is equal to the EBITDA Target for such Performance Period, then the Target Award shall be payable under this Plan with respect to each Award Opportunity for the Initial Performance Period.

3.5

More Than Target Achievement. If EBITDA for the Initial Performance Period is greater than the EBITDA Target for such Performance Period, then the Percentage Achievement multiplied by the Target Award shall be payable under this Plan with respect to each Award Opportunity for the Initial Performance Period, subject to the Cap specified in the applicable Award Notice.

4.

ELIGIBILITY. The Board shall designate the Eligible Employees, if any, for each Performance Period. An Employee who is designated as an Eligible Employee for a given Performance Period is not guaranteed of being selected as an Eligible Employee for any other Performance Period.

5.

ESTABLISHMENT OF AWARD OPPORTUNITIES. Not later than the ninetieth day of each Performance Period following the Initial Performance Period, the Board shall establish the Target Award of each Eligible Employee assuming the Target is achieved for such Performance Period, which may be zero. GECM shall provide a Notice of Award to each Eligible Employee as soon as practical following the establishment of the Eligible Employee’s Target Award.

6.

DETERMINATION OF AMOUNT PAYABLE UNDER AWARD OPPORTUNITIES. Following the end of each Performance Period, the Board shall certify in writing (a) the level of achievement of the Performance Goals for the Performance Period, (b) the Percentage Achievement applicable to each Eligible Employee for the Performance Period, and (c) the amount of the Award Opportunity, if any, earned by each Eligible Employee for the Performance Period pursuant to Section 3 and the applicable Award Notice.

7.

PAYMENT OF AWARDS. Except as otherwise provided in this Plan, GECM shall make a cash payment to each Eligible Employee equal to the amount payable under this Plan, if any, as certified by the Committee pursuant to Section 6. The cash payment shall be made following the end of the Performance Period and the certifications by the Committee pursuant to Section 6, but not later than two and one-half months following the end of the applicable Performance Period. Notwithstanding the foregoing, payment of an Eligible Employee’s Award Opportunity under this Plan may be deferred (i) with respect to any outstanding receivable included in the calculation of EBITDA (for the Initial Performance Period) or the level of achievement of the applicable Performance Goals (for all subsequent Performance Periods) for purposes hereof that has not been paid to GECM in cash (the

“Non-Cash Amount”), in an amount equal to the portion of such Award Opportunity relating to the Non-Cash Amount; provided that any such deferred amount shall be paid to each such Eligible Employee within thirty days of the end of the quarter during which the Company’s received cash in respect of such Non-Cash Amount or (ii) pursuant to a valid election by the Eligible Employee in her or his sole discretion under the terms and conditions of deferral arrangements, if any, as may be established from time to time by GECM in its sole discretion. Payments under this Plan shall be subject to applicable withholding and other payroll deductions.

8.	TERMINATIONS, PROMOTIONS AND NEW HIRES.

8.1

Terminations. If an Eligible Employee’s employment is terminated for any reason or no reason during a Performance Period, the Eligible Employee shall not be entitled to receive any payment under this Plan with respect to that Performance Period. Eligible Employees whose employment terminates following conclusion of any applicable Performance Period but prior to payment of the Award Opportunity therefor shall be entitled to receive such payment together with any deferred payments with respect to prior periods, in each case, when otherwise paid to other Eligible Employees.

8.2

Promotions and New Hires. With respect to an Eligible Employee who is newly hired or is promoted by GECM during a Performance Period, the Board may grant an Award Opportunity, or adjust an Award Opportunity previously granted, to such Eligible Employee for such Performance Period in the Board’s discretion.

9.

TAX WITHHOLDING. GECM and its Affiliates shall have the right to deduct from all payments made to or for the benefit of an Eligible Employee any federal, state, local, foreign or other taxes which, in the reasonable opinion of GECM, are required to be withheld with respect to any amount payable under the Plan.

10.

SOURCE OF PAYMENT. Each amount that may become payable under the Plan shall be paid solely from the general assets of GECM. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Eligible Employee’s claim of any right to payment of other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

11.

RIGHTS OF EMPLOYER. Nothing contained in this Plan nor any action taken under this Plan shall be construed as a contract of employment or as giving any Eligible Employee any right to continued employment with GECM or any Affiliate.

12.

NONTRANSFERABILITY. Except as otherwise provided in this Plan, the benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, and these benefits shall be exempt from the claims of creditors of any Eligible Employee or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Executive to the fullest extent allowed by law. Notwithstanding the foregoing, an Eligible Employee may designate a Beneficiary or Beneficiaries (both primary and contingent) to receive, in the event of the Eligible

Employee’s death, any amounts remaining to be paid with respect to the Eligible Employee under the Plan. The Eligible Employee shall have the right to revoke any such designation and to re-designate a Beneficiary or Beneficiaries. To be effective, any such designation, revocation, or re-designation must be in such written form as the Company may prescribe and must be received and accepted by GECM prior to the Eligible Employee’s death. Any finalized divorce or marriage of an Eligible Employee subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Eligible Employee’s new spouse has previously been designated as a Beneficiary. The spouse of a married Eligible Employee shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public. If an Eligible Employee dies without effectively designating a Beneficiary, or if either all designated Beneficiaries predecease the Eligible Employee or the Eligible Employee and all designated Beneficiaries die prior to any payment yet to be made under the Plan, any amounts remaining to be paid with respect to the Eligible Employee under the Plan shall be paid to the estate of the Eligible Employee.

13.	SUCCESSORS. The rights and obligations of GECM under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of GECM.

14.	GOVERNING LAW. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

15.

AMENDMENT OR TERMINATION. The Board reserves the right, at any time, without either the consent of, or any prior notification to, any Eligible Employee or other person, to amend, suspend, supplement or terminate the Plan or any Award Opportunity granted thereunder on a prospective basis, in whole or in part, in any manner, and for any reason; provided that any such amendment shall not cause the amount payable under an Award Opportunity to be increased as compared to the amount that would have been paid in accordance with the terms established as of the end of such period. Notwithstanding the foregoing, no adverse amendment, suspension, supplement or termination may be made to any outstanding Award Opportunity held by an Eligible Employee without such Eligible Employee’s express prior written consent.

16.

CLAW-BACK POLICY. If Great Elm Capital Group Inc.’s financial statements are restated (a “Restatement”) or as otherwise required by applicable law or listing requirement, each Award Opportunity granted, and each amount, if any, paid pursuant to this Plan (net of taxes) shall be subject to the terms and conditions of the Great Elm Capital Group Inc.’s claw-back policy in effect from time to time; provided that, in the event of a claw-back because of a Restatement, (a) GECM may only claw back payments of any Award Opportunity earned in the period to which the Restatement applies and (b) except as mandated by applicable law or listing requirement, in no event may GECM claw back any payments of any Award Opportunity earned in periods occurring more than three years prior to such Restatement.

17.

SECTION 409A OF THE CODE. GECM intends that, except as otherwise provided pursuant to a deferral election described in Section 7, each amount payable under this Plan shall be exempt from the requirements of Section 409A of the Code under the “short-term deferral” exception set out in Section 1.409A-1(b)(4) of the Treasury Regulations. The Plan shall be interpreted and administered in a manner consistent with such intent.

18.

PLAN TERMS CONTROL. If there is a conflict or ambiguity between the terms and conditions of any Notice of Award and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, unless such term or condition is expressly addressed in the applicable Notice of Award.

19.	SEVERABILITY. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

20.

WAIVER. The waiver by the Board or GECM of any breach of any provision of the Plan by an Eligible Employee shall not operate or be construed as a waiver of any subsequent breach or a similar or other breach by or condition with respect to any other Eligible Employee.

21.	CAPTIONS. The captions of the sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

22.	DEFINITIONS. The following capitalized words as used in this Plan shall have the following meanings:

22.1

“Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by GECM or under common control with GECM or its parent. Control means ownership of a majority of the equity interests, the right to elect a majority of the board of directors, managing member or other governing body or the right to control (by contract or otherwise) the affairs of such entity.

22.2

“Award Opportunity” means an opportunity granted by the Board under the Plan to an Eligible Employee to earn a bonus under this Plan with respect to a Performance Period, payable in cash and subject to the terms and conditions of this Plan and the applicable Notice of Award.

22.3

“Base Percentage” means an amount equal to the product of ((a) the number of percentage points of the Percentage Achievement in excess of eighty percent multiplied by (b) 3.35) plus (c) the Step-In Percentage.

22.4

“Beneficiary” means a person designated by an Eligible Employee in accordance with Section 12 to receive, in the event of the Eligible Employee’s death, any amounts remaining to be paid with respect to the Eligible Employee under the Plan.

22.5

“Board” means the Board of Directors of GECM. It is expected that the Board will consult with the Compensation Committee before taking significant actions under the Plan and actions by the Board hereunder shall be subject to approval by the stockholders of GECM.

22.6

“Cap” means the maximum payout under any Award Opportunity. In no event may a Cap be greater than 200% of the Target Award provided that any deferred payments to an Eligible Employee of an Award Opportunity in respect of a prior Performance Period shall not count toward such Cap or the foregoing 200% limitation.

22.7

“Cause” means: (a) Eligible Employee’s theft, dishonesty, misconduct, or falsification of any employment or GECM’s or an Affiliate’s records; (b) any action by Eligible Employee outside of the scope of Eligible Employee’s employment with GECM or an Affiliate that has a material detrimental effect on GECM’s or an Affiliate’s reputation or business as reasonably determined by the Board; (c) Eligible Employee’s substantial failure or inability to perform any reasonably assigned duties within the scope of Eligible Employee’s employment agreement with GECM that has not been cured within thirty business days of written notice from GECM to Eligible Employee, in each case, as determined by the Board in its sole discretion; (d) Eligible Employee’s violation of any GECM policy; (e) Eligible Employee’s conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) Eligible Employee’s material breach of any written agreement with GECM or an Affiliate which has not been cured within ten business days’ written notice from GECM to the Eligible Employee thereof.

22.8	“Code” means the Internal Revenue Code of 1986, as amended.

22.9

“EBITDA” means, with respect to any Performance Period, net income or net loss of GECM (combined with any affiliate of GECM which receives revenue from any fund or account managed by GECM) plus (a) depreciation of fixed assets, amortization of intangible assets (but not amortization of right to use assets) and impairment charges, (b) provision for income taxes, (c) interest expense and debt related charges (e.g. extinguishment of debt and amortization of financing costs), (d) stock-based compensation, (e) amounts payable under this Plan and (f) any fees, costs or expenses incurred by GECM or its affiliates in connection with the dispute with MAST Capital Management, LLC, (“MAST”) including, without limitation, any indemnification of legal expenses of employees of GECM or any contractual termination payments or other liabilities assumed by GECM in connection therewith that were deducted in the calculation of net income or net loss of GECM.

22.10

“EBITDA Target” means the EBITDA target, which may be zero, determined by the Board, for any Performance Period following the Initial Performance Period (if applicable) in its sole and absolute discretion.

22.11	“Eligible Employee” means any Employee who is designated as such by the Board for a Performance Period pursuant to Section 4.

22.12	“Employee” means any person employed by GECM or an Affiliate, whether such Employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

22.13	“Initial Performance Period” means the period commencing October 1, 2017 and ending September 30, 2018.

22.14	“Interim Performance Period” means the period commencing October 1, 2018 and ending December 31, 2018.

22.15

“Notice of Award” means a written or electronic communication to an Eligible Employee with respect to a Performance Period, which provides notice of the Eligible Employee’s Target Award and Cap for such Performance Period, subject to the terms and conditions of the Plan. In the discretion of the Board, a Notice of Award may contain conditions not specified herein.

22.16

“Percentage Achievement” means, with respect to the Initial Performance Period, (a) EBITDA for such Performance Period divided by (b) the EBITDA Target for such Performance Period, and with respect to any subsequent Performance Period, (a) the level of achievement of the Performance Goals for such Performance Period divided by (b) the Target for such Performance Period.

22.17

“Performance Goals” means the performance goals as determined by the Board in its sole and absolute discretion; provided, however, that with respect to the Initial Performance Period, Performance Goals shall mean EBITDA.

22.18

“Performance Period” means, (i) the Initial Performance Period, (ii) the Interim Performance Period, if any, and (iii) beginning with the fiscal year commencing January 1, 2019, each subsequent fiscal year of GECM ending December 31 of such year. If GECM changes its fiscal year after January 1, 2019, the Performance Period including such partial fiscal year shall be pro-rated and a new Performance Period shall commence on the beginning of the next fiscal year.

22.19	“Step-In Percentage” means thirty three and one third percent (33.3333%).

22.20	“Target Award” means the amount payable under an Award Opportunity assuming that the Target is achieved in the applicable Performance Period.

22.21

“Target” means the applicable Performance Goals target (including, if applicable, the EBITDA Target), which may be zero, determined by the Board for any Performance Period following the Initial Performance Period in its sole and absolute discretion.